Exhibit 10.1

DATED ________________________ 2020

SHARE PURCHASE AGREEMENT

between

NING ZHANG

and

JAMES GRATTON

and

GARETH DAULEY

and

PACIFIC GREEN TECHNOLOGIES INC.

CONTENTS

CLAUSE

SCHEDULE

This agreement is dated ___________________________2020

Parties

(1)	NING ZHANG of 3 Eastcote, Orpington, Kent, England, BR6 0AU (Seller 1)

(2)	JAMES GRATTON of 2 Hinksey Court, Church Way, Oxford, England, OX2 9SX (Seller 2)

(3)	GARETH DAULEY of 37 Heathdene Road, Wallington, England, SM6 0TB (Seller 3 and together with Seller 1 and Seller 2, the Sellers)

(4)	PACIFIC GREEN TECHNOLOGIES INC. incorporated and registered in Delaware, USA whose registered office is at 8 The Green, Suite #10212, Dover, Delaware 19901, USA (Buyer)

BACKGROUND

The Sellers have agreed to sell, and the Buyer has agreed to buy, the Sale Shares subject to the terms and conditions of this agreement.

Agreed terms

1.	Definitions and Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the Management Accounts as at the Accounts Date.

Accounts Date: 30 September 2020.

Agreed Price: the cost of the Battery Technology FOB China supplied by the Battery Technology Supplier divided by 0.95.

Battery Technology: energy storage battery technology utilised for the charge and discharge of electricity to local and national electricity networks.

Battery Technology Supplier: the supplier of Battery Technology that shall be the JV or PowerChina SPEM or any other supplier specified by the Buyer to the Company at the Agreed Price.

Business: the business carried on by the Company, or any part of it.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

CA 2006: the Companies Act 2006.

Claim: a claim for breach of any of the Warranties.

Client: a client that has been directly introduced to the Buyer (or its subsidiaries and affiliates) by a Director of the Company.

Commissions: any third party commissions relevant to Direct Sales.

Company: Innoergy Limited, a company incorporated and registered in England and Wales with company number 11966480, whose registered office is at 2 Hinksey Court, Church Way, Oxford, England, OX2 9SX, further details of which are set out in Schedule 1.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this Share Purchase Agreement.

Completion Date: the date of this Share Purchase Agreement.

Direct Sales: a Director of the Company introducing a Client to the Buyer (or its subsidiaries and affiliates) and then executing a binding sale of Battery Technology in the Territory to the Client on behalf of the Battery Technology Supplier less any applicable Commissions.

Director: each person who is a director of the Company, as set out in Schedule 1.

Disclosed: fully, clearly, accurately and fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) by the Sellers to the Buyer in writing.

Employee: has the meaning given in paragraph 14.1 of Schedule 3.

Employment Contracts: each of the contracts to be entered into by the Company with James Gratton and Gareth Dauley in respect of their employment with the Company.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

FOB China: free on board China.

Intercompany Adjustments: recharges by the Company to the Buyer and/or its subsidiaries and affiliates together with charges by the Buyer and/or its subsidiaries and affiliates to the Company in accordance with Schedule 4 of this Share Purchase Agreement.

JV: Pacific Green Environmental Technologies (Asia) Limited, a joint venture company incorporated in China by the Buyer and PowerChina SPEM.

Management Accounts: the accounts of the Company as at the Accounts Date and set out at Schedule 6 of this Share Purchase Agreement.

MW: megawatts.

Operational Software: the know-how and software developed by the Company that enables it to identify specific sites for deployment of Battery Technology, aspects of which are more precisely described in Schedule 5 of this Share Purchase Agreement.

PGT Shares: has the meaning given in clause 3.1.

Post Completion Accounts: the Accounts of the Company following Completion and prepared in accordance with US GAAP on each Quarter Date after Intercompany Adjustments.

PowerChina SPEM: POWERCHINA SPEM Company Limited, a company incorporated in China with registered office situated at 80 Hangdu Road, Pudong, Shanghai, China.

Quarter Date: each of 31 March, 30 June, 31 September and 31 December in any given year following Completion.

Sale Shares: the (i) 250 ordinary shares of £0.01 each in the Company held by Seller 1, (ii) 750 ordinary shares of £0.01 each in the Company held by Seller 2, (iii) 750 ordinary shares of £0.01 each in the Company held by Seller 3, all of which have been issued and are fully paid.

Tax: any tax payable by the Company.

Territory: the United Kingdom and any member of the European Economic Area.

US GAAP: the Generally Accepted Accounting Principles of the USA as adopted by the Securities & Exchange Commission of the USA.

USA: the United States of America.

Warranties: the warranties set out in Schedule 3.

1.2	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.3	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.4	This agreement shall be binding on and enure to the benefit of, the parties to this agreement and their respective successors, personal representatives and permitted assigns, and references to a party shall include that party’s successors, personal representatives and permitted assigns.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the CA 2006.

1.7	Unless expressly provided otherwise in this agreement, a reference to writing or written includes fax and email.

1.8	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.9	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.10	Unless the context requires otherwise, a reference to any statute or statutory provision includes:

(a)	such provision as amended, extended, consolidated or re-enacted from time to time on or before or the date of agreement;

(b)	any previous statute or statutory provision which it has superseded or re-enacted (with or without modification); and

(c)	all subordinate legislation made from time to time under that statute or statutory provision and which is in force at the date of this agreement.

2.	Sale and purchase

At Completion, the Sellers shall sell, and the Buyer shall buy, the Sale Shares with full title guarantee and free from all Encumbrances, together with all rights attached or accruing to them.

3.	Consideration

3.1	The maximum total consideration for the sale of the Sale Shares which shall be satisfied by the Buyer by:

(a)	the allotment and issue of 525,000 shares in the share capital stock of the Buyer (PGT Shares) on Completion in favour of each Seller as follows:

(i)	Seller 1: 75,000 shares in the share capital stock of the Buyer;

(ii)	Seller 2: 225,000 shares in the share capital stock of the Buyer; and

(iii)	Seller 3: 225,000 shares in the share capital stock of the Buyer; and

(b)	the payment of £25,000 to Seller 1 on Completion; and

(c)	the payment of £25,000 to Seller 1 when the milestone of 50MW of Direct Sales in the Territory is met.

3.2	Any sale of the PGT Shares shall be limited to one eighth per quarter on or after each Quarter Date following the first anniversary of Completion.

4.	Completion

4.1	Completion shall take place on the Completion Date at such place as the parties shall agree.

4.2	At Completion the Sellers shall do the things listed in Schedule 2.

4.3	Subject to the Sellers complying with clause 4.2 and there being no breaches of the Warranties listed in Clause 5 of this agreement, at Completion the Buyer shall issue the PGT Shares to the Sellers in accordance with the provisions described at clause 3.1 of this Share Purchase Agreement.

5.	Warranties

5.1	Each Seller warrants to the Buyer that, except as Disclosed, each Warranty is true, accurate and not misleading on the date of this agreement.

5.2	Warranties qualified by the expression so far as a Seller is aware (or any similar expression) are deemed to be given to the best of the actual knowledge, information and belief of the relevant Seller.

5.3	Each of the Warranties is separate and, unless expressly provided otherwise, is not limited by reference to any other Warranty or any other provision in this agreement.

5.4	Except for the matters Disclosed, no information of which the Buyer, its agents or advisers has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Claim, or reduce the amount recoverable under any Claim.

5.5	Without prejudice to the Buyer’s right to claim on any other basis or take advantage of any other remedies available to it if any Warranty is breached or proves to be untrue, inaccurate or misleading, each Seller undertakes to pay to the Buyer on demand:

(a)	the amount necessary to put the Company into the position they would have been in if the Warranty had not been breached and had not been untrue, inaccurate or misleading (including costs and expenses); and

(b)	if any sum payable is subject to Tax in the hands of the Buyer, the additional amount required to ensure that the net amount received by the Buyer is the amount that the Buyer would have received if the payment was not subject to Tax.

6.	Limitations on claims

6.1	The aggregate liability of the Sellers for all Claims shall not exceed an amount equal to the value of the PGT Shares on Completion.

6.2	The Sellers shall not be liable for a Claim unless notice in writing of the Claim, summarising the nature of the Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Sellers on or before the seventh anniversary of Completion.

6.3	The Sellers shall not be liable for a Claim if and to the extent that the Claim arises directly from facts, events or circumstances that have been Disclosed.

6.4	Nothing in this clause 6 applies to exclude or limit each Seller’s liability if and to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by a Seller (or a Seller’s agents or advisers).

6.5	Nothing in this Agreement shall affect the Buyer’s common law duty to mitigate any loss which it suffers as a consequence of a breach of the Warranties or any other provision of this Agreement.

7.	Post-completion restrictions on the Sellers

7.1	Save for as expressly agreed by the parties, each of Seller 2 and Seller 3 undertakes to the Buyer that they shall not do any of the following in any capacity, whether directly or indirectly, and whether on their own behalf, or on behalf of, or jointly with, any other person:

(a)	at any time during the period of 18 months following Completion, in any geographic area in which the Business is conducted at Completion, carry on or be concerned, engaged or interested in, or in any way assist, a business which involves any business carried on by the Company as at Completion;

(b)	at any time during the period of 18 months from Completion, canvass, solicit or otherwise seek or accept the custom of any person who has been a client or customer of the Company at any time during the period prior to Completion; or

(c)	at any time during the period of 18 months from Completion employ or engage, or offer to employ or engage, or solicit or otherwise entice or attempt to entice away from the Company, any person who is employed or engaged by the Company.

7.2	Each undertaking in clause 7.1 is a separate undertaking by Seller 2 and Seller 3 and shall be enforceable separately and independently by the Buyer. Each such undertaking is considered fair and reasonable by the parties in order to assure the Buyer the full benefit of the Business and goodwill of the Company.

8.	Confidentiality and announcements

8.1	Except to the extent required by law or any legal or regulatory authority of competent jurisdiction:

(a)	each Seller shall not at any time disclose to any person (other than a Seller’s professional advisers) the terms of this agreement or any trade secret, know how or other confidential information relating to the Company or the Buyer, or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement; and

(b)	neither party shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement without the prior written consent of the other party.

8.2	Notwithstanding clause 8.1(b), the Buyer may, at any time after Completion, announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company or any affiliate.

9.	Further assurance

At their own expense, each Seller shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the Buyer may require from time to time for the purpose of giving full effect to this agreement.

10.	Assignment

Neither party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of their rights and obligations under this agreement without the prior written consent of the other party.

11.	Entire agreement

This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

12.	Variation and waiver

12.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

12.2	No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this agreement or by law is only effective if it is in writing.

12.3	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

13.	Notices

13.1	A notice given to a party under or in connection with this agreement shall be in writing and shall be delivered by hand or sent by pre-paid first class post (or another next working day delivery service) in either case to that party’s registered office or sent by email to the address specified in this clause (or to such other address or email address as that party may notify to the other party in accordance with this agreement). The email addresses for service of notices are:

(a)	Buyer: scott.poulter@pacificgreen.tv

(b)	Seller 1: ning.zhang@live.co.uk

(c)	Seller 2: james.gratton@innoergy.com

(d)	Seller 3: gareth.dauley@innoergy.com

13.2	A notice is deemed to have been received if delivered by hand, at the time the notice is left at the proper address, or if sent by email, at the time of transmission, or if sent by pre-paid first class post (or another next working day delivery service), on the second Business Day after posting, unless such deemed receipt would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), in which case receipt will occur when business hours resume in the place of receipt.

13.3	This clause 13 does not apply to the service of any proceedings or other documents in any legal action.

14.	Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

15.	Third party rights

This agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

16.	Governing law and jurisdiction

16.1	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

16.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been executed as a deed and delivered on the date stated at the beginning of this agreement.

Schedule 1	Particulars of the Company

Registered name:	Innoergy Limited

Registration number:	11966480

Place of incorporation:	England and Wales

Registered office:	2 Hinksey Court, Church Way, Oxford, England, OX2 9SX

Issued share capital:	Amount: £10

Divided into: 1750 ordinary shares of £0.01 each

Registered shareholder (and number of Sale Shares held):	(i) 250 ordinary shares of £0.01 each in the Company held by Seller 1; and
(ii) 750 ordinary shares of £0.01 each in the Company held by Seller 2,
(iii) 750 ordinary shares of £0.01 each in the Company held by Seller 3,

all of which have been issued and are fully paid

Beneficial owners of Sale Shares (if different) and	N/A
number of Sale Shares beneficially owned:

Directors and shadow directors:	Seller 2

Secretary:	None

Registered charges:	None

Schedule 2	Sellers’ Completion obligations

1.	Documents to be delivered at Completion

At Completion, each Seller shall deliver to the Buyer:

1.1	a transfer of the Sale Shares, in agreed form, executed by each Seller in favour of the Buyer;

1.2	the share certificates for the Sale Shares or an indemnity, in agreed form, for any lost or damaged certificates;

1.3	the registers, minute books and other records required to be kept by the Company and each of the Subsidiaries under the CA 2006, in each case properly written up as at the Completion Date, together with the common seals (if any), certificates of incorporation and any certificates of incorporation on change of name for each of the Company and the Subsidiaries;

1.4	duly executed letters of resignation, in agreed form, from the current directors/officers of the Company resigning from their respective offices and employment with the Company;

1.5	any papers or other documents relating to the Company that are in each Sellers’ possession;

1.6	signed minutes, in agreed form, of the board meeting held by the Company pursuant to paragraph 2 of this Schedule including:

(a)	a name change of the Company to Pacific Green Innoergy Technologies Limited;

(b)	the right of the Buyer to appoint a majority of directors to the board of the Company;

(c)	the Accounts and bank statements of the Company;

(d)	an amendment to the bank mandate of the Company to conform with the best practice of the Buyer;

(e)	a loan agreement between the Buyer and the Company to fund the working capital requirement of the Company at an interest rate of eight per cent. (8%) per annum and secured by a floating charge and debenture against the assets of the Company;

(f)	the Management Forecast contained at Schedule 6 of this Share Purchase Agreement;

(g)	approval and execution of the Employment Contracts; and

(h)	an undertaking by the Company to use the Battery Technology Supplier for the purchase of any Battery Technology; and

1.7	a letter, in agreed form, whereby each Seller confirms that they have ceased to be a registrable person (within the meaning of section 790C of the CA 2006) or registrable relevant legal entity (within the meaning of section 790C of the CA 2006)] in relation to the Company (as applicable).

2.	Completion board meeting

Each Seller shall cause a board meeting of the Company to be held at Completion at which the matters set out in the agreed form completion board minutes delivered pursuant to paragraph 1.6 of this Schedule shall take place.

Schedule 3	Warranties

Made by each Seller:

1.	Power to sell the Sale Shares

1.1	Each Seller has the requisite power and authority to enter into and perform this agreement and the documents referred to in it to which it is a party, and they constitute valid, legal and binding obligations on that Seller in accordance with their respective terms.

1.2	The execution and performance by each Seller of this agreement and the documents referred to in it to which that Seller is a party will not breach or constitute a default under any agreement, instrument, order, judgment or other restriction which binds a Seller.

2.	Shares in the Company

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid, or credited as fully paid.

2.2	Each Seller is the sole legal and beneficial owner of its Sale Shares and is entitled to transfer the legal and beneficial title to its Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.3	No person has any right to require at any time the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company (or any rights or interest in them), and no person has agreed to confer or has claimed any such right.

2.4	No Encumbrance has been granted to any person or otherwise exists affecting the Sale Shares or any unissued shares, debentures or other unissued securities of the Company, and no commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.

2.5	The Company:

(a)	does not own, and has not agreed to acquire, any shares, loan capital or any other securities or interest in any company;

(b)	has not, at any time, had any subsidiaries or subsidiary undertakings (within the meaning of section 1162 of the CA 2006);

(c)	is not, and has not agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); and

(d)	has no branch or permanent establishment outside England and Wales.

2.6	The Company has not purchased, redeemed, reduced, repaid or forfeited any of its share capital.

3.	Information

3.1	The particulars set out in Schedule 1 are true, accurate and complete.

3.2	All information given by or on behalf of each Seller to the Buyer (or its agents or advisers) in the course of the negotiations leading up to this agreement, was when given, and is now, true, accurate and complete.

3.3	All information Disclosed to the Buyer is true, accurate and complete.

4.	Disputes and investigations

4.1	Neither the Company, nor any of its Directors nor any other person for whose acts the Company may be vicariously liable, is engaged or involved in any of the following matters (such matters being referred to in this paragraph 4 as Proceedings):

(a)	any litigation, or any administrative, arbitration or other proceedings, claims, actions or hearings (except for debt collection in the normal course of business); or

(b)	any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body.

4.2	No Proceedings have been threatened or are pending by or against the Company, any Director or any person for whose acts the Company may be vicariously liable, and there are no circumstances likely to give rise to any such Proceedings.

4.3	The Company is not affected by any subsisting or pending judgment, order, or other decision or ruling of any court, tribunal or arbitrator, or any governmental, regulatory or similar body, nor has it given any undertaking in connection with any Proceedings which remains in force.

4.4	No Seller has a claim of any nature against the Company, nor has it assigned to any person the benefit of any such claim.

Made by each of Seller 2 and Seller 3:

5.	Constitutional and corporate documents

5.1	A copy of the memorandum and articles of association of the Company have been Disclosed, and such copy documents are true, accurate and complete.

5.2	The Company owns the Operational Software.

5.3	All returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to, any authority have been correctly made up and duly filed or delivered.

5.4	All deeds and documents belonging to the Company (or to which it is a party) are in the Company’s possession.

5.5	All accounting, financial and other records of the Company (including its statutory books and registers):

(a)	have been properly prepared and maintained;

(b)	constitute an accurate record of all matters required by law to appear in them, and comply with any applicable requirements of the CA 2006;

(c)	do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession of the Company.

6.	Compliance and consents

6.1	The Company has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations.

6.2	The Company holds all licences, consents, permits and authorities necessary to carry on the Business in the places and in the manner in which it is carried on at Completion (Consents).

6.3	Each of the Consents is valid and subsisting, the Company is not in breach of the terms or conditions of the Consents (or any of them) and there is no reason why any of the Consents may be revoked or suspended (in whole or in part) or may not be renewed on the same terms.

7.	Insurance

7.1	The Company maintains, and has at all material times maintained, adequate insurance cover against all losses, liabilities and risks that are normally insured against by a person carrying on the same type of business as the Business.

7.2	The policies of insurance maintained by or on behalf of the Company (Policies) are in full force and effect, all premiums due on them have been paid and all other conditions of the Policies have been performed and observed. The Company has not done, or omitted to do, anything that may result in an increase in the premium payable for any of the Policies, or affect the renewal of any of the Policies.

7.3	There are no outstanding claims under, or in respect of the validity of, any of the Policies and there are no circumstances likely to give rise to a claim under any of the Policies.

8.	Contracts and trading

8.1	The Sellers have Disclosed full particulars of all subsisting contracts, agreements, arrangements, understandings or commitments to which the Company is a party.

8.2	The Company is not a party to any contract, agreement, arrangement, understanding or commitment which is of an unusual or exceptional nature, outside the ordinary course of the Business, or not on arm’s-length terms.

8.3	No party is in default of any agreement to which the Company is a party, no such default has been threatened, and there are no facts or circumstances likely to give rise to any such default. No notice of termination of any such agreement has been received or served by the Company, and there are no grounds for the termination, rescission, repudiation or a material change in the terms of any such agreement.

8.4	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and each Seller or their directors or employees.

9.	Effect of sale of the Sale Shares

9.1	The acquisition of the Sale Shares by the Buyer will not:

(a)	cause the Company to lose the benefit of any right, asset or privilege it presently enjoys;

(b)	relieve any person of any obligation to the Company, or enable any person to determine any such obligation, or any right or benefit enjoyed by the Company, or to exercise any other right in respect of the Company;

(c)	result in any customer, client or supplier reducing its business, or changing the terms on which it deals, with the Company;

(d)	result in the loss of, or any default under, any Consent (as defined in paragraph 6.2 of this Schedule ); or

(e)	result in any officer or senior employee leaving the Company.

10.	Finance and guarantees

10.1	The Sellers have Disclosed full particulars of all money borrowed by the Company and all financial facilities currently outstanding or available to the Company, including copies of all related documentation.

10.2	There are no circumstances or matters which could affect the continuance of any of the financial facilities that are currently available to the Company, or which may result in an amendment of their terms.

10.3	No Encumbrance over any of the Company’s assets is now enforceable, and there are no circumstances likely to give rise to any such enforcement.

10.4	The Company has not factored or discounted any of its debts, or engaged in financing of a type that would not need to be shown or reflected in the Accounts.

10.5	No Encumbrance, guarantee, indemnity or other similar arrangement has been entered into, given or agreed to be given by:

(a)	the Company or any third party, in each case in respect of any indebtedness or other obligations of the Company; or

(b)	the Company in respect of any indebtedness or other obligations of any third party.

10.6	The Company has no outstanding loan capital, nor has it lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.

10.7	The debts owing to the Company as reflected in the Accounts (and all debts subsequently recorded in its books since the Accounts Date) have been realised, or will within three months after Completion realise in cash their full amount, and none of those debts has been outstanding for more than two months.

10.8	No insolvency event has occurred in relation to the Company or a Seller.

11.	Accounts

11.1	The Accounts:

(a)	show a true and fair view of the state of affairs of the Company as at the Accounts Date, and of its profit or loss and total comprehensive income for the accounting period ended on the Accounts Date;

(b)	have been properly prepared in accordance with UK GAAP, using appropriate accounting policies and estimation techniques as required by UK GAAP;

(c)	comply with the requirements of the CA 2006 and all other applicable law and regulations in the UK; and

(d)	(save as the Accounts expressly disclose) are not affected by any extraordinary, exceptional or non-recurring items.

11.2	The Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the income and expenditure of the Company as at the date and in respect of the period to which they relate.

11.3	Since the Accounts Date the Company has conducted its Business in the normal course and as a going concern and there has been no material adverse change in the turnover, financial position or prospects of the Company.

11.4	All Tax properly payable has been paid to the appropriate authorities (except for any amount in genuine dispute).

12.	Assets

12.1	The assets included in the Accounts, together with any assets acquired since the Accounts Date and all other assets used by the Company or any of its Subsidiaries in connection with the Business (except for those disposed of since the Accounts Date in the normal course of the Business) are legally and beneficially owned by either the Company or a Subsidiary, and the relevant owner has good and marketable title to such assets.

12.2	Each element of the computer hardware (including network and telecommunications equipment), mobile devices, data (including any databases) and software (including associated user manuals, object code and source code) owned, used or held for use by the Company in relation to the Business (IT Systems):

(a)	is functioning adequately and in accordance with all applicable specifications;

(b)	is not defective in any respect, and reasonable steps have been taken to ensure the IT Systems contain no software virus, malware or software vulnerability; and

(c)	has sufficient capacity, scalability and performance to meet the current and foreseeable requirements of the Business as carried on at Completion.

12.3	The Company has obtained all rights from third parties that are necessary to enable its exclusive and unrestricted use of the IT Systems for the purposes of the Business both before and after Completion.

12.4	The Company has in place appropriate data security breach, incident monitoring, business continuity and disaster recovery plans relating to the use of the IT Systems, each of which is in accordance with best industry practice and all applicable regulatory requirements.

12.5	The assets owned by the Company comprise all the assets necessary for the continuation of the Business as it is carried on at Completion, and such assets are not shared with any other person.

13.	Intellectual Property

13.1	The definition in this paragraph applies in this agreement.

Intellectual Property Rights: patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered or forms of protection which subsist or will subsist now or in the future in any part of the world.

13.2	Complete and accurate particulars of the Intellectual Property Rights owned by the Company or any of its Subsidiaries have been Disclosed.

13.3	Complete and accurate particulars have been Disclosed of all licences, agreements, authorisations and permissions under which the Company or any of its Subsidiaries uses or exploits Intellectual Property Rights owned by any third party; or has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

14.	Employment

14.1	The definitions in this paragraph apply in this agreement.

Employee: any person employed by the Company under a contract of employment.

Worker: any person who is not an Employee who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

14.2	The Sellers have Disclosed particulars of each Employee and Worker, the principal terms of their respective contracts with the Company and who is on secondment, maternity, paternity, adoption, shared parental or other leave or absent due to ill-health or for any other reason.

14.3	The Sellers have Disclosed anonymised details of all persons who are not Workers and who are providing services to the Company under an agreement that is not a contract of employment with the Company (including consultants and secondees), and full particulars of the terms on which such persons provide their services.

14.4	No offer of employment or engagement has been made by the Company that is outstanding for acceptance, or that has been accepted but not yet commenced.

14.5	No notice to terminate the contract of employment of any Employee or Worker is pending, outstanding or threatened, and there are no circumstances likely to give rise to such notice.

14.6	Neither the Company nor either Seller is a party to, bound by or proposing to introduce in respect of any of its current or former directors, Employees or Workers, any redundancy payment scheme (in addition to statutory redundancy pay), or any incentive arrangement or scheme (including, without limitation, any share option or share award plan, and commission, profit sharing or bonus scheme).

14.7	The Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees, or for failing to comply with any order for the reinstatement or re-engagement of any Employee.

14.8	The Company has not made or provided, or agreed to make or provide, any payment or benefit to any of its current or former directors, Employees or Workers (or their dependants) in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

14.9	There are no sums owing to or from any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

14.10	The Company has not offered, promised or agreed to any future variation in the terms of employment or engagement of any Employee or Worker.

14.11	The Sellers have Disclosed all contracts, handbooks, policies and other documents which apply to the Employees and Workers, identifying which applies to which individual.

14.12	The Company has performed all obligations and duties it is required to perform in respect of each Employee and Worker, whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties or laws of the European Union or otherwise.

15.	Property

15.1	Details of each real estate property has been Disclosed. The value of all such properties that are owned by the Company is properly recorded in the Accounts. The amount of any lease payments for such properties not owned has also been properly recorded in the Accounts.

Schedule 4	Intercompany Adjustments

1. Intercompany adjustments by way of addition to revenue in the Post Completion Accounts of the Company:

a. bonus payments paid by the Buyer and/or its and affiliates to the Company when MW milestones are met through Direct Sales in the Territory:

MW	Bonus	Total Cumulative Bonus

100 MW	USD$250,000	USD$250,000

250 MW	USD$350,000	USD$600,000

500 MW	USD$400,000	USD$1,000,000

750 MW	USD$450,000	USD$1,450,000

1,000 MW	USD$550,000	USD$2,000,000

1,100 MW	USD$250,000	USD$2,250,000

1,200 MW	USD$250,000	USD$2,500,000

1,300 MW	USD$250,000	USD$2,750,000

1,400 MW	USD$250,000	USD$3,000,000

1,500 MW	USD$250,000	USD$3,250,000

1,600 MW	USD$250,000	USD$3,500,000

1,700 MW	USD$250,000	USD$3,750,000

1,800 MW	USD$250,000	USD$4,000,000

1,900 MW	USD$250,000	USD$4,250,000

2,000 MW	USD$250,000	USD$4,500,000

b. consulting fees charged by the Company to any subsidiary or affiliate of the Buyer for work performed outside of the Territory at a rate of USD $200 per person per hour to be signed off by the Buyer (and/or its subsidiary or affiliate) on a monthly basis or on terms to be agreed between the Company and any other subsidiary or affiliate of the Buyer.

2. Intercompany adjustments by way of deduction of administrative expenses in the Post Completion Accounts of the Company:

a. all professional fees incurred in the preparation of the Post Completion Accounts on a Quarter Date; and

b. all professional fees incurred by the Buyer (and/or its affiliates and subsidiaries) on behalf of the Company.

Schedule 5	Description of Operational Software

The Intellectual Property Rights and operational know-how developed by the Company and known as InnoergyINSIGHT, a proprietary platform providing a full service offering for Battery Technology. InnoergyINSIGHT is a data overlay of available generation and or demand capacity on the electrical distribution networks with the ability to quickly assess the viability of connection.

Schedule 6	Management Accounts

(Appended)

Schedule 7	Management Forecast and Business Presentation

(Appended)

EXECUTION PAGES

EXECUTED AS A DEED	)	/s/ NING ZHANG

by NING ZHANG	)

in the presence of:	)

)

Witness’ signature:	)	/s/ XINGE CHEN

Witness’ name:	)	XINGE CHEN

Witness’ address:	)	ROOM 1002, NO. 15, LANE 99, LINSHAN ROAD PUDONG NEW AREA, SHANGHAI, CHINA

EXECUTED AS A DEED	)	/s/ JAMES GRATTON

by JAMES GRATTON	)

in the presence of:	)	BALBIR KHAIRA

)

Witness’ signature:	)	/s/ BALBIR KHAIRA

Witness’ name:	)	BALBIR KHAIRA

Witness’ address:	)	HAMPTON 20 CLEVEHURST CLOSE, STOKE POGES, BUCKS - SL2 4EP

EXECUTED AS A DEED	)

by GARETH DAULEY	)	/s/ GARETH DAULEY

in the presence of:	)

)

Witness’ signature:	)	/s/ RAY HOLDSTOCK

Witness’ name:	)	RAY HOLDSTOCK

Witness’ address:	)	39, HEATHDENE ROAD, WALLINGTON, SURREY, SM6 0TB UK

EXECUTED AS A DEED	)

by PACIFIC GREEN TECHNOLOGIES INC.	)

acting by Scott Poulter, CEO	)	/s/ SCOTT POULTER

in the presence of:	)

)

Witness’ signature:	)	/s/ FRANCESCA NORMAN

Witness’ name: Francesca Norman	)

Witness’ address:	)
59 Mansell Street, London E1 8AN